EXHIBIT 99.1

Signal Genetics Granted First European Patent for MyPRS(R)

CARLSBAD, Calif., Sept. 24, 2015 (GLOBE NEWSWIRE) -- Signal Genetics, Inc. (NASDAQ:SGNL) (Signal or the Company), a commercial stage, molecular genetics diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer, today announced the grant of EU Patent Number 2537942 for its proprietary MyPRS® genetic test.

The patent, which was published on September 23, 2015, covers the use of the Company's gene expression profiling assay to predict survival in multiple myeloma patients. With the patent in place, the Company plans to seek licensing opportunities with European partners in order to expand its global footprint for MyPRS®.

Samuel D. Riccitelli, President and CEO of Signal Genetics, commented, "The grant of this patent by the European Patent Office is a key milestone for Signal as we seek to expand our presence outside of the United States. With this protection, we are well positioned to license MyPRS® to partners in several countries within the European Union and further aid physicians in their treatment of patients suffering from multiple myeloma. This is part of our long-term growth strategy to provide better access to our assay and expand our potential sources for revenue."

About Signal Genetics, Inc.

Signal Genetics, Inc., headquartered in Carlsbad, California, is a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer. Signal's mission is to develop, validate and deliver innovative diagnostic services that enable better patient-care decisions. Signal was founded in January 2010 and became the exclusive licensee in its licensed field to the renowned research on multiple myeloma performed at the University of Arkansas for Medical Sciences, in April 2010.

Safe Harbor Statement

This press release contains "forward-looking" statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words "may," "will," "expect," "anticipate," "estimate," "project," "would," "could" or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding our ability to achieve profitability and to penetrate the market opportunity that we believe exists for our prognostic genetic test. Such forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those discussed here, such as our ability to obtain adequate coverage and reimbursement for our tests from third party payors, our ability to obtain necessary regulatory clearances and approvals, the ability of our tests to keep pace with rapid advances in technology, medicine and science, and our ability to execute our marketing strategy and gain acceptance in the market, along with those other risks and uncertainties detailed in our SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date this release and we assume no obligation to update or revise these statements unless otherwise required by law.

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         David Burke
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         dburke@theruthgroup.com